UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant To Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 22, 2006

MINERALS TECHNOLOGIES INC.
(Exact name of registrant as specified in its charter)

Delaware	1-3295	25-1190717

(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

405 Lexington Avenue, New York, NY	10174-0002

(Address of principal executive offices)	(Zip Code)

(212) 878-1800

(Registrant's telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions.

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.

            On February 22, 2006, the Compensation Committee (the "Committee") of the Board of Directors of Minerals Technologies Inc. (the "Company"), pursuant to the 2001 Stock Award and Incentive Plan (the "Plan"), approved the following actions with regard to the compensation of Paul R. Saueracker, Chief Executive Officer, John A. Sorel, Chief Financial Officer, Kenneth L. Massimine, Senior Vice President, Alain F. Bouruet-Aubertot, Senior Vice President and Kirk G. Forrest, General Counsel, comprising the Company's "named executive officers."

            2005 Short Term Incentive Program Payment. The Committee had previously approved a short term incentive bonus payment for 2005 to Mr. Alain Bouruet-Aubertot on January 25, 2006 in the amount of $ 15,700. This payment was based on the attainment of 85.7% of target operating income performance. No other named executive officer received any payouts under the 2005 short term incentive program.

            2003-2005 Long Term Incentive Program Payouts. On February 22, 2006, the Committee approved cash payouts to the named executive officers based on the value of performance units awarded under the 2003-2005 long-term incentive program of the Plan. The value of each performance unit was based on attaining performance levels related to the Company's return on capital employed for the three year period of at least 75% of the targets set by the Committee. The table below lists the cash value of the performance units for each of the named executive officers, based on the attainment of 77.6% of target:

Name	Performance Unit Payment
P. Saueracker	$195,600
J. Sorel	$76,067
K. Massimine	$97,800
A. Bouruet	$97,800
K. Forrest*	$0

            2006 Short Term Incentive Program. The Committee set both mid- and full-year 2006 short term incentive targets for its named executive officers.

            For mid-year 2006, the Committee set a threshold performance of 75% of operating income target. If this threshold is achieved, a bonus pool of 40% of the 2006 full-year targeted bonus opportunity for the named executive officers would be available to be distributed among the named executive officers based on individual performance criteria.

            For the full-year 2006, bonus payments, if earned, range from 0% (for performance of less than 80% of targets) up to 150% (for performance greater than 120%) of base salary for the Chief Executive Officer, and from 0% up to 120% of base salary for the other named executive officers. The targets set by the Committee relate to operating income and executives' personal performance.

* Mr. Forrest was employed after the start of the 2003-2005 long term incentive program.

            2006-2008 Long Term Incentive Program. The Committee set targets and granted awards under the 2006-2008 long-term incentive program. Three types of awards are utilized as part of this program: stock options, performance-accelerated deferred restricted stock units ("DRSUs") and performance units.

            Stock options with an exercise price equal to the fair market value on the date of grant were awarded to the named executive officers on February 22, 2006. These options have a ten-year term and vest in equal installments on each of the first three anniversaries from the date of grant.

            DRSUs vest in equal installments on each of the first three anniversaries from the date of grant. Vesting may be accelerated if the Company's total stockholder return ("TSR") exceeds the S&P Midcap 400 Materials Index. All DRSUs may vest two years after the date of grant if the Company's TSR exceeds the TSR of the S&P Midcap 400 Materials Index over the first two years of the performance period.

            Performance units vest at the end of a three-year performance period. The value of each performance unit is dependent on the Company's earnings per share growth and return on capital employed growth during the performance period. If performance does not meet minimum threshold levels (75% of target), the unit will be worth $0. At target performance, a unit is worth $100 and may be worth up to $300 at maximum performance levels (greater than or equal to 125% of target). The performance unit value is paid out in cash at the end of the performance period.

            The following table shows the awards granted to the named executive officers under the 2006-2008 long term incentive program:

Name	Stock Options	Deferred Restricted Stock Units	Performance Units
P. Saueracker	23,100	15,000	8,100
J. Sorel	6,300	4,100	2,200
K. Massimine	8,900	5,800	3,100
A. Bouruet	8,700	5,700	3,100
K. Forrest	5,400	3,500	1,900

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MINERALS TECHNOLOGIES INC.
(Registrant)

	By:	/s/ László Serester

Name: László Serester
Title: Assistant Secretary
Date: February 28, 2006